Exhibit 99.1

News Release NYSE: MYE

Contact(s):

Gregg Branning, Senior Vice President

& Chief Financial Officer (330) 761-6303

Monica Vinay, Director, Investor

& Financial Relations (330) 761-6212

Myers Industries Reports 2012 Full Year

and Fourth Quarter Results

Strong 40% Increase in Full Year Adjusted EPS Growth Driven by Productivity Gains

and New Product Introductions

Fourth Quarter Adjusted EPS up 37% Year-Over-Year Driven by Strong Material Handling Results

Announced Initiative to Improve Lawn & Garden Annual Results by $5 Million

February 13, 2013, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE) today announced results for the full year and fourth quarter ended December 31, 2012.

Net sales for the full year of 2012 were $791.2 million compared with $755.7 million for the full year of 2011. Strong sales performance in the Engineered Products and Material Handling Segments more than offset sales decreases in the Distribution and Lawn & Garden Segments. Gross margin for the year expanded to 27.2% compared to 26.2% in 2011.

Net income for the full year of 2012 was $30.0 million, or $0.88 per diluted share, compared to net income of $24.5 million, or $0.71 per diluted share, for the full year of 2011. Income for the full year of 2012 included approximately $3.7 million of special pre-tax adjusted items while income for the full year of 2011 included approximately $4.6 million of special pre-tax adjusted items. Details regarding the special pre-tax adjusted items for both years are provided on the Reconciliation of Non-GAAP Financial Measures included in this release. Income in 2011 also included net favorable tax adjustments of approximately $3.8 million for discrete items. Earnings per diluted share as adjusted for the special items and the net favorable tax adjustments were $0.94 for the full year of 2012 compared to $0.67 for the full year of 2011.

Net sales in the fourth quarter were $214.0 million compared with $192.5 million in the fourth quarter of 2011. A very strong sales performance in the Material Handling Segment more than offset sales decreases in all other segments. Gross margin was 26.7% in the fourth quarter of 2012 compared to 27.0% in the fourth quarter of 2011. The gross margin declined year-over-year as a result of a change in sales mix across the business segments year-over-year.

Net income in the fourth quarter of 2012 was $8.5 million, or $0.25 per diluted share, compared to net income of $5.9 million, or $0.18 per diluted share, in the fourth quarter of 2011. Income in the fourth quarter of 2012 included approximately $0.3 million of special pre-tax adjusted items while income in the fourth quarter of 2011 included approximately $1.4 million of special pre-tax adjusted items. Details regarding the special pre-tax adjusted items for both quarters are provided on the Reconciliation of Non-GAAP Financial Measures included in this release. Earnings per diluted share as adjusted for the special items were $0.26 in the fourth quarter of 2012 compared to $0.19 in the fourth quarter of 2011.

President and Chief Executive Officer John C. Orr said, “We are pleased with our performance in 2012, particularly the strong growth we had in earnings on moderate top-line growth. Our results continue to demonstrate the value creation impact of our Innovation and Operations Excellence programs. Additionally, our strong free cash flow generation and balance sheet enabled us to make two key acquisitions, Novel and Jamco, which were accretive. We also continued to return cash to shareholders through share repurchases and increased dividends.”

Segment Results

The results below are as adjusted and exclude special pre-tax costs as detailed on the Reconciliation of Non-GAAP Financial Measures included in this release.

Net sales in the Material Handling Segment for the full year of 2012 were $286.0 million compared to $261.8 million for the full year of 2011. The acquisitions of Novel and Jamco combined with sales of new products were the main drivers behind the increase in sales year-over-year. Material Handling’s adjusted income before taxes was $47.7 million for the full year of 2012 compared to $34.1 million for the full year of 2011. Lower manufacturing expenses resulting from the Company’s Operations Excellence initiative and the sales increase resulted in the higher adjusted income before taxes year-over-year.

The Material Handling Segment’s net sales in the fourth quarter of 2012 were $84.4 million compared to $57.0 million in the fourth quarter of 2011. Sales generated by a delay in shipments from earlier in the year to the fourth quarter combined with sales from the acquisitions of Novel and Jamco led to the 48% increase in sales year-over-year. Material Handling’s adjusted income before taxes was $12.8 million in the fourth quarter of 2012 compared to $6.6 million in the fourth quarter of 2011. The increase in adjusted income before taxes was a result of the increased sales combined with improved productivity and lower manufacturing costs driven by our Operations Excellence programs during the quarter.

Net sales in the Lawn & Garden Segment for the full year of 2012 were $205.8 million compared to $217.1 million for the full year of 2011. Lawn & Garden’s adjusted income before taxes for the full year of 2012 was $3.5 million compared to $4.6 million for the full year of 2011. By driving productivity improvements, material substitution cost savings and lower distribution costs, the segment was able to offset a portion of decline in income resulting from the lower sales.

The Lawn & Garden Segment’s net sales in the fourth quarter of 2012 were $58.8 million compared to $62.3 million in the fourth quarter of 2011. Sales were lower in the quarter due to a shift in customer demand, to better match customers’ growing season, from the fourth quarter of 2012 to the first quarter of 2013. Lawn & Garden’s adjusted income before taxes was $3.8 million in the fourth quarter of 2012 compared to $3.7 million in the fourth quarter of 2011. The segment was able to offset the income lost from lower sales through improved productivity and raw material substitution cost savings.

Net sales in the Distribution Segment were $176.6 million for the full year of 2012 compared to $183.7 million for the full year of 2011. The decline in the replacement tire industry combined with lower equipment sales during part of the year led to the decrease in sales year-over-year. Distribution’s adjusted income before taxes was $14.7 million for the full year of 2012 compared to $17.0 million for the full year of 2011. The lower sales volume drove the decrease in adjusted income before taxes.

The Distribution Segment’s net sales were $44.7 million in the fourth quarter of 2012 compared to $47.2 million in the fourth quarter of 2011. A weaker market and a continued decline in the replacement tire industry led to the decrease in sales year-over-year. Distribution’s adjusted income before taxes was $3.2 million in the fourth quarter of 2012 compared to $4.7 million in the fourth quarter of 2011. The lower sales volume resulted in a decrease in adjusted income before taxes year-over-year.

Net sales in the Engineered Products Segment were $141.7 million for the full year of 2012 compared to $116.2 million for the full year of 2011. Strong sales across all end markets which included a rebound in the transplant auto market generated the 22% increase in sales year-over-year. Engineered Products’ adjusted income before taxes was $15.7 million for the full year of 2012 compared to $11.5 million for the full year of 2011. The increased sales during the year led to the higher adjusted income before taxes year-over-year.

The Engineered Products Segment’s net sales were $30.1 million in the fourth quarter of 2012 compared to $31.1 million in the fourth quarter of 2011. A decline in sales of custom products was partially offset by sales increases in the RV and marine markets during the quarter. Engineered Products’ adjusted income before taxes was $2.4 million in the fourth quarter of 2012 compared to $2.9 million in the fourth quarter of 2011. The decrease in sales during the quarter was the primary reason for the lower adjusted income before taxes year-over-year.

Other Financial Items

For 2012, the Company’s free cash flow generation was $33.8 million. Capital expenditures totaled $27.0 million for the twelve months ended December 31, 2012 and are forecasted to be approximately $30 million to $35 million in 2013. At December 31, 2012, debt, net of cash, was $88.9 million compared to $67.2 million at December 31, 2011, reflecting the additional debt due to the acquisitions of Novel and Jamco. The Company’s full year and Q4 2012 earnings reflect the acquisitions of Novel and Jamco and included transactional costs of $0.9 million.

Comments and Outlook

“As part of the ongoing success of our Innovation initiative, we introduced more than 40 new products and services in 2012 which will further help to drive top-end growth in 2013,” Orr said. “While we expect continued weakness in the markets we serve, we also expect another year of performance improvement in 2013. The year is expected to start slowly partially due to investments in information technology infrastructure and other projects. However, after the first quarter, we expect our results to improve year-over-year. We are continuing to work on improving the performance and value of our Lawn and Garden Segment which has been generating returns that are below our cost of capital. We will continue to examine external opportunities for improvement, but a key part of our focus will be on an internal project, announced today, to reduce costs and increase productivity. We expect this project to yield $5 million of annual savings beginning in 2014.”

Conference Call Details

The Company will host an earnings conference call and webcast for investors and analysts on Wednesday, February 13, 2013 at 10:00 a.m. ET. The call is anticipated to last approximately one hour and may be accessed at (877) 407-8033. Callers are asked to sign on at least five minutes in advance. The call will be available as a webcast through the Company’s web site, www.myersindustries.com. Click on the Investor Relations tab to access the webcast. Webcast attendees will be in a listen-only mode. An archived replay of the call will also be available on the site shortly after the event. To listen to a telephone replay, callers should dial: (US) 877-660-6853 or (Int’l) 201-612-7415. The replay passcode is Conference ID # 408023.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment and supplies for the tire, wheel and undervehicle service industry in the U.S. Visit www.myersindustries.com to learn more.

Caution on Forward-Looking Statements

Statements in this release may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed “forward-looking”. Words such as “expect”, “believe”, “project”, “plan”, “anticipate”, “intend”, “objective”, “goal”, “view”, and similar expressions identify forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and involve a number of risks and uncertainties, many outside of the Company’s control that could cause actual results to materially differ from those expressed or implied. Risks and uncertainties include: changes in the markets for the Company’s business segments; changes in trends and demands in the markets in which the Company competes; unanticipated downturn in business relationships with customers or their purchases; competitive pressures on sales and pricing; raw material availability, increases in raw material costs, or other production costs; future economic and financial conditions in the United States and around the world; ability to weather the current economic downturn; inability of the Company to meet future capital requirements; claims, litigation and regulatory actions against the Company; changes in laws and regulations affecting the Company; the Company’s ability to execute the components of its Strategic Business Evolution process; and other risks as detailed in the Company’s 10-K and other reports filed with the Securities and Exchange Commission. Such reports are available on the Securities and Exchange Commission’s public reference facilities and its web site at http://www.sec.gov, and on the Company’s Investor Relations section of its web site at http://www.myersindustries.com. Myers Industries undertakes no obligation to publicly update or revise any forward-looking statements contained herein. These statements speak only as of the date made.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(Dollars in thousands, except share data)

	For the Quarter Ended		For the Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Net sales	$214,008	$192,549	$791,188	$755,654
Cost of sales	156,818	140,653	575,907	557,385

Gross profit	57,190	51,896	215,281	198,269
Selling, general and administrative expenses	42,215	41,787	163,425	159,860

Operating income	14,975	10,109	51,856	38,409
Interest expense, net	1,187	1,067	4,515	4,722

Income before income taxes	13,788	9,042	47,341	33,687
Income tax expense	5,267	3,127	17,379	9,182

Net income	$8,521	$5,915	$29,962	$24,505

Income per common share:
Basic	$0.25	$0.18	$0.89	$0.71
Diluted	$0.25	$0.18	$0.88	$0.71

Weighted Average Common Shares Outstanding
Basic	33,646,031	33,445,836	33,597,020	34,584,558
Diluted	34,119,301	33,735,679	34,109,232	34,743,543

MYERS INDUSTRIES, INC.

SALES AND EARNINGS BY SEGMENT (UNAUDITED)

(Dollars in thousands)

	Fourth Quarter Ended December 31,			Twelve Months Ended December 31,
	2012	2011	% Change	2012	2011	% Change

Net Sales
Material Handling	$84,362	$57,004	48.0%	$285,994	$261,812	9.2%
Lawn and Garden	58,806	62,329	(5.7)%	205,814	217,140	(5.2)%
Distribution	44,654	47,215	(5.4)%	176,645	183,726	(3.9)%
Engineered Products	30,080	31,060	(3.2)%	141,658	116,243	21.9%
Inter-company Sales	(3,894)	(5,059)	—	(18,923)	(23,267)	—

Total	$214,008	$192,549	11.1%	$791,188	$755,654	4.7%

Income (Loss)
Before Income Taxes
Material Handling	$12,580	$6,597	90.7%	$47,483	$34,123	39.2%
Lawn and Garden	3,588	3,379	6.2%	2,905	4,226	(31.3)%
Distribution	3,686	4,085	(9.8)%	14,838	15,736	(5.7)%
Engineered Products	2,309	2,429	(4.9)%	14,481	10,810	34.0%
Corporate	(8,375)	(7,448)	—	(32,366)	(31,208)	—

Total	$13,788	$9,042	52.5%	$47,341	$33,687	40.5%

MYERS INDUSTRIES, INC. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

INCOME (LOSS) BEFORE TAXES BY SEGMENT (UNAUDITED)

(Dollars in millions)

	Quarter Ended December 31		Twelve Months Ended December 31
	2012	2011	2012	2011
Material Handling
Income before taxes as reported	$12.6	$6.6	$47.5	$34.1
Restructuring expenses	0.2	0.0	0.2	0.0

Income before taxes as adjusted	12.8	6.6	47.7	34.1

Lawn & Garden
Income before taxes as reported	3.6	3.4	2.9	4.2
Restructuring expenses	0.2	0.3	0.6	0.4

Income before taxes as reported	3.8	3.7	3.5	4.6

Distribution
Income before taxes as reported	3.7	4.1	14.8	15.7
Restructuring expenses	0.0	0.9	0.7	2.0
Gain on building sale	(0.5)	(0.3)	(0.8)	(0.7)

Income before taxes as adjusted	3.2	4.7	14.7	17.0

Engineered Products
Income before taxes as reported	2.3	2.4	14.5	10.8
Restructuring expenses	0.1	0.5	1.2	0.7

Income before taxes as adjusted	2.4	2.9	15.7	11.5

Corporate and interest expense
Income (loss) before taxes as reported	(8.4)	(7.5)	(32.4)	(31.1)
Severance and other	0.3	0.0	1.8	0.3
Environmental	0.0	0.0	0.0	1.9

Income (loss) before taxes as adjusted	(8.1)	(7.5)	(30.6)	(28.9)

Consolidated
Income before taxes as reported	13.8	9.0	47.3	33.7
Restructuring expenses and other adjustments	0.3	1.4	3.7	4.6

Income before taxes as adjusted	14.1	10.4	51.0	38.3
Income taxes	5.2	4.0	18.9	14.9

Net income as adjusted	$8.9	$6.4	$32.1	$23.4

Adjusted earnings per share	0.26	0.19	0.94	0.67

Note: Numbers in the Corporate and interest expense section above may be rounded for presentation purposes.

Note on Reconciliation of Income and Earnings Data: Income (loss) excluding the items mentioned above in the text of this release and in this reconciliation chart is a non-GAAP financial measure that Myers Industries, Inc. calculates according to the schedule above, using GAAP amounts from the unaudited Consolidated Financial Statements. The Company believes that the excluded items are not primarily related to core operational activities. The Company believes that income (loss) excluding items that are not primarily related to core operating activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) before taxes or other consolidated income data prepared in accordance with GAAP. The Company’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

(Dollars in thousands)

	December 31, 2012	December 31, 2011
Assets
Current Assets
Cash	$3,948	$6,801
Accounts receivable, net	115,508	105,830
Inventories	107,502	95,217
Other	12,638	10,604

Total Current Assets	239,596	218,452
Other Assets	94,777	69,371
Property, Plant, & Equipment, Net	150,483	140,934

Total Assets	$484,856	$428,757

Liabilities & Shareholders’ Equity
Current Liabilities
Accounts payable	$72,417	$64,717
Accrued expenses	42,060	45,634
Current portion of long-term debt	—	305

Total Current Liabilities	114,477	110,656
Long-term debt, less current portion	92,814	73,725
Other liabilities	17,865	14,343
Deferred income taxes	29,678	23,893
Total Shareholders’ Equity	230,022	206,140

Total Liabilities & Shareholders’ Equity	$484,856	$428,757

MYERS INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(Dollars in thousands)

	December 31, 2012	December 31, 2011
Cash Flows From Operating Activities
Net income	$29,962	$24,505

Items not affecting use of cash
Depreciation	29,667	31,245
Impairment charges and asset write-offs	—	1,249
Amortization of intangible assets	3,340	2,969
Non-cash stock compensation	2,708	2,595
(Recovery of) provision for loss on accounts receivable	(543)	915
Deferred taxes	1,052	(184)
Other long-term liabilities	4,057	4,251
Gain on sale of property, plant and equipment	(1,085)	(875)
Other	50	50
Payments for long-term incentive compensation	(333)	—
Cash flow (used for) provided by working capital, net of acquisitions:
Accounts receivable	(2,002)	(8,665)
Inventories	(2,780)	455
Prepaid expenses	(2,119)	2,662
Accounts payable and accrued expenses	(1,222)	3,000

Net cash provided by operating activities	60,752	64,172

Cash Flows From Investing Activities
Capital expenditures	(26,977)	(21,930)
Acquisition of business, net of cash acquired	(16,043)	(1,100)
Proceeds from sale of property, plant and equipment	3,086	1,089
Other	(50)	(96)

Net cash used for investing activities	(39,984)	(22,037)

Cash Flows From Financing Activities
Repayment of long-term debt	(29,758)	(305)
Net borrowing on credit facility	17,700	(9,383)
Cash dividends paid	(13,006)	(9,523)
Proceeds from issuance of common stock	3,122	751
Tax benefit from options	(253)	—
Repurchase of common stock	(4,204)	(20,946)

Net cash used for financing activities	(26,399)	(39,406)

Foreign Exchange Rate Effect on Cash	2,778	(633)

Net (decrease) increase in cash	(2,853)	2,096
Cash at January 1	6,801	4,705

Cash at December 31	$3,948	$6,801